Exhibit 99.1

Contact:	Randall J. Larson, President/CFO
Frederick W. Boutin, Senior Vice President/Treasurer
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ENTERS INTO TERMINALING SERVICES
AGREEMENT WITH MORGAN STANLEY CAPITAL GROUP INC.

Thursday, May 10, 2007	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (“Partnership”) (NYSE:TLP) today announced that it entered into a terminaling services agreement with Morgan Stanley Capital Group Inc. (“Morgan Stanley Capital Group”) that replaces its existing terminaling services agreement with TransMontaigne Inc. relating to the Partnership’s Florida; Mt. Vernon, Missouri; and Rogers, Arkansas terminals.  Because the terminaling services agreement with Morgan Stanley Capital Group replaces the terminaling services agreement with TransMontaigne Inc., it is not expected to have an immediate change in the Partnership’s cash flows or results of operations.  This terminaling services agreement with Morgan Stanley Capital Group commences on June 1, 2007 and has a seven-year term expiring on May 31, 2014.  Under this agreement, Morgan Stanley Capital Group has agreed to throughput a volume of refined product that will result in minimum throughput payments to the Partnership of approximately $30 million for the contract year ending May 31, 2008, with stipulated annual increases in throughput payments each contract year thereafter.

The new terminaling services agreement with Morgan Stanley Capital Group provides for the following:

•                              construction of approximately 0.3 million and 0.9 million barrels of additional tank storage capacity at the Partnership’s Tampa and Port Everglades terminals, respectively, for the storage of light oil products, heavy oil products and renewable fuels;

•                              conversion of certain existing tank storage capacity at the Partnership’s Tampa and Port Everglades terminals to accommodate the storage of renewable fuels; and

•                              replacement and upgrade of existing truck loading rack facilities at the Partnership’s Tampa terminal.

Morgan Stanley Capital Group’s minimum annual throughput payment is subject to adjustment in the event that the Partnership should fail to complete construction of and place in service certain capital projects on or before September 30, 2009.

This agreement with Morgan Stanley Capital Group increases the minimum annual commitment from approximately $20 million to approximately $30 million at the Partnership’s Florida; Mt. Vernon, Missouri; and Rogers, Arkansas terminals as compared to the Partnership’s existing terminaling services agreement with TransMontaigne Inc. and extends the term of the commitment by approximately two years. In addition, the agreement with Morgan Stanley Capital Group is expected to provide the Partnership with stable, long-term cash flow from a leading global trading company with a strong financial position.  The agreement will enable Morgan Stanley Capital Group to support their long-term demand for strategic refined product capacity at an established rate structure over the term of the agreement.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on the Company’s website: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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